Exhibit 99.1

News Release
Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606 www.boeing.com

Boeing CFO James Bell Announces April 2012 Retirement

— Corporate Controller Smith elected to replace Bell effective Feb. 1, 2012

— Sands appointed corporate controller

CHICAGO, Nov.1, 2011 – Boeing Executive Vice President, Corporate President and Chief Financial Officer James Bell has announced plans to retire from the company, effective April 1, 2012.

Greg Smith, 45, corporate controller and finance vice president, has been elected by Boeing’s board of directors to succeed Bell as executive vice president and chief financial officer effective Feb. 1, 2012; the two will work together over the coming months to ensure a smooth transition.

Diana Sands, 46, vice president of investor relations and financial planning and analysis, has been appointed corporate controller, also effective Feb. 1, 2012.

Boeing Chairman, President and CEO Jim McNerney said Bell will leave a legacy of leadership in a career marked by exemplary personal and professional accomplishment.

“James Bell’s service to Boeing has been extraordinary in many ways over many years,” said McNerney. “As CFO he created a world-class finance organization and a culture of continuous improvement. His disciplined approach to financial management ensured our fiscal strength throughout his tenure, and his personal commitment to developing leaders created a strong, diverse team across our finance organization. As corporate president, he instilled a focus on excellence and teamwork by driving tighter integration across our businesses and functions.”

Bell, 63, has served as CFO since 2003 and was appointed corporate president in 2008. He served as the company’s interim CEO for several months in 2005, immediately preceding McNerney. “James has been an invaluable business partner to me and to our entire leadership team. His passion, strength of character, and 40 years of accomplishment will have a lasting impact on our company,” McNerney said.

Smith has more than two decades of aerospace industry experience. Prior to being named corporate controller in February 2010, he led the company’s financial planning and analysis and internal audit groups; served as controller of the Boeing Shared Services Group; and held various leadership and operational roles in supplier management, factory operations and program management. He led investor relations for Raytheon from 2004 to 2008.

“Greg is an extremely capable and seasoned industry leader with a uniquely broad background in finance, manufacturing and supply chain operations, and program management,” McNerney said. “His insight into how the business works from the ground level up is a tremendous asset to have in a CFO.”

Sands joined Boeing in 2001 from General Motors. She has led investor relations and financial planning and analysis since February 2010. She previously held key company positions in corporate treasury and other finance areas. Prior to General Motors, she worked in finance at Ameritech, Helene Curtis and Arthur Andersen.

Bell joined the company in 1972, at what was then Rockwell International, as a staff accountant; Boeing acquired Rockwell’s aerospace business in 1996. His career spans a wide spectrum of assignments and roles across Boeing. Prior to his CFO role, he served as corporate controller. At the business operating group level, he was vice president of contracts for Boeing’s defense and space businesses, and he also served in business management roles for the International Space Station program.

Bell plans to remain active in various civic, business and philanthropic roles. He is a member of the board of directors of Dow Chemical Company, the Chicago Urban League, World Business Chicago and the Chicago Economic Club.

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